Exhibit 99.1

Milacron’s First Quarter Results Improve Year Over Year

Sales Up 7% with Positive Operating Earnings

CINCINNATI--(BUSINESS WIRE)--Milacron Inc. (NYSE: MZ), a leading global supplier of plastics-processing technologies and industrial fluids, reported a net loss of $6.9 million, or $1.76 per diluted share, in the first quarter ended March 31. The loss included $0.6 million in restructuring charges with no tax benefit. This compared to a net loss in the first quarter of 2007 of $10.8 million, or $2.68 per share, which included $2.4 million in restructuring charges.

Boosted by operating efficiencies from restructuring and other cost-cutting measures, first quarter manufacturing margins rose to 19.0% from 18.7% a year ago. As a result, Milacron generated positive operating earnings of $1.5 million as opposed to an operating loss of $2.0 million in the first quarter of last year.

Sales in the quarter were $203 million, up from $190 million. The increase was due almost entirely to favorable currency translation effects, primarily the weakening of the dollar vis-à-vis the euro and other currencies. New orders in the quarter were also $203 million, and the backlog of $134 million remained at a healthy level.

Net cash used by operations during the quarter was $19.1 million, up from $6.7 million a year ago. The change was primarily the result of an increase in receivables due to the termination of an off-balance sheet receivable sale facility during the quarter. The company’s newly signed €27 million credit agreement with Lloyds TSB Group plc, which became fully operational in the second quarter, should reverse the majority of the effect on net cash over the course of the year.

At the end of the quarter, cash on hand was $37 million, $2 million higher than a year ago, and Milacron had approximately $50 million available for borrowing under its North American revolving credit facility, compared to $38 million last year. The increase in liquidity was, in great part, made possible by the Lloyds credit program, which allowed the company to repatriate $20 million in the quarter.

“We continue to make solid progress in reducing our product costs as well as our overall cost structure,” said Ronald D. Brown, chairman, president and chief executive officer. “The results of these efforts are showing up in improved manufacturing margins and operating earnings, despite difficult market conditions, particularly in the U.S. We are also seeing the benefits of our initiatives to grow our presence in markets outside the U.S. Our sales to non-U.S. markets grew another 12% in the quarter and now account for half of our total.”

Segment Results

Machinery Technologies-North America (machinery and related parts and services for injection molding, blow molding and extrusion supplied from North America, India and China) Continued gains in India and China offset weak demand in North America, as sales of $92 million were essentially flat with those of the same period last year. New orders fell to $94 million from $98 million a year ago, reflecting continued weakness in the automotive and construction sectors. Segment earnings increased to $2.8 million from $1.8 million, reflecting savings from restructuring measures implemented in 2007. The segment is expected to show further improvement in profitability as the year progresses.

Machinery Technologies-Europe (machinery and related parts and services for injection molding and blow molding supplied from Europe) Sales rose to $44 million from $34 million a year ago, with currency translation accounting for about half the gain. New orders, however, fell to $43 million from $47 million, despite comparable currency effects. Volume gains and other cost savings, including restructuring measures, helped narrow the operating loss to $0.4 million compared to $1.2 million a year ago. The segment is expected to return to profitability and post solid sales and earnings growth in the second quarter.

Mold Technologies (mold bases and related parts and services, as well as maintenance, repair and operating supplies for injection molding worldwide) Sales in the quarter were $38 million, even with those in the year-ago quarter, despite $2 million in favorable currency effects. Operating earnings improved slightly to $0.5 million from $0.3 million in 2007, as restructuring benefits and other cost reductions offset the effects of low sales volumes. Segment earnings are projected to show good year-over-year gains in the second quarter on relatively flat sales.

Industrial Fluids (water-based and oil-based coolants, lubricants and cleaners for metalcutting and metalforming operations worldwide) Sales of $32 million were up $2 million from the year-ago quarter due to favorable currency translation. Operating earnings were $2.9 million. This was down from $3.3 million in the year-ago period, which benefited from a favorable development in a product liability case. This segment continues to expand its presence in emerging markets and plans on posting higher sales and operating earnings in the second quarter.

Outlook

“We expect year-over-year improvement in our operating results throughout 2008 despite the ongoing weakness in our North American markets,” Brown said. “We are benefiting from the significant cost reduction initiatives we have executed, which should generate incremental savings of approximately $20 million in 2008 over 2007. We expect these savings, combined with our own price increases, to more than offset rising energy and material costs. In addition, we’ll be making increasing investments to further expand our presence in emerging markets, which should help offset the slowdown in the U.S. Thanks to the hard work of our dedicated people throughout the world, 2008 should be a better year for Milacron.”

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company’s most recent Form 10-K on file with the Securities and Exchange Commission.

Investor Conference Call

Today at 1 p.m. EDT, Milacron will hold an open investor conference call, which can be accessed live at www.milacron.com. The dial-in number for those interested in asking questions is 719-325-4880 or toll-free 877-591-4956. A recording of the conference call will be available starting 4:00 p.m. on May 6 through midnight May 19 on the company’s website or by phone: 719-457-0820 or toll-free 888-203-1112 and providing the access code: 4679085.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids with major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

Milacron Inc. and Subsidiaries

	First Quarter 2008

	Three Months Ended
	March 31,
	2008	2007

Sales	$ 202,795,000	$ 190,302,000

Loss from continuing operations	(6,864,000)	(10,663,000)
Per Share
Basic	(1.76)	(2.66)
Diluted	(1.76)	(2.66)

Loss from discontinued operations	-	(130,000)
Per Share
Basic	-	(0.02)
Diluted	-	(0.02)

Net loss	(6,864,000)	(10,793,000)
Per Share
Basic	(1.76)	(2.68)
Diluted	(1.76)	(2.68)

Common shares
Weighted average outstanding for basic EPS	5,227,000	4,897,000
Weighted average outstanding for diluted EPS	5,227,000	4,897,000
Outstanding at quarter end	5,493,000	5,575,000

Notes:
These statements are unaudited and subject to year-end adjustments.

The common share amounts, including the weighted average outstanding shares upon which per-share amounts are based, include the effect for the one-for-ten reverse stock split that became effective on May 16, 2007.

Per-share amounts include accruals for preferred dividends and the effect of a beneficial conversion feature.

Consolidated Earnings
Milacron Inc. and Subsidiaries

	First Quarter 2008

(In millions, except per-share data)	Three Months Ended
	March 31,
	2008	2007

Sales	$ 202.8	$ 190.3
Cost of products sold	164.2	154.8
Manufacturing margins	38.6	35.5
Percent of sales	19.0%	18.7%

Other costs and expenses
Selling and administrative	36.0	35.3
Restructuring costs	0.6	2.4
Other expense (income) - net	0.5	(0.2)
Total other costs and expenses	37.1	37.5

Operating earnings (loss)	1.5	(2.0)

Interest expense - net	(8.0)	(7.7)

Loss from continuing operations before income taxes
	(6.5)	(9.7)

Provision for income taxes	0.4	1.0

Loss from continuing operations	(6.9)	(10.7)

Discontinued operations - net of income taxes (a)	-	(0.1)

Net loss	$ (6.9)	$ (10.8)

Loss per common share - basic and diluted
Continuing operations	$ (1.76)	$ (2.66)
Discontinued operations	-	(0.02)
Net loss	$ (1.76)	$ (2.68)

(a) In 2007, represents adjustments of reserves related to prior divestitures.

Notes:
These statements are unaudited and subject to year-end adjustments.
The weighted average outstanding shares upon which per-share amounts are based include the effect for the one-for-ten reverse stock split that became effective on May 16, 2007.
Per-share amounts include accruals for preferred dividends and effect of beneficial conversion feature.

Consolidated Balance Sheets
Milacron Inc. and Subsidiaries

First Quarter 2008

(In millions)	March 31,	March 31,
	2008	2007

Assets
Cash and cash equivalents	$ 36.8	$ 34.5
Notes and accounts receivable-net	133.4	109.3
Inventories	193.4	171.6
Other current assets	34.0	43.0
Total current assets	397.6	358.4
Property, plant and equipment - net	109.9	112.5
Goodwill	93.5	87.7
Other noncurrent assets	39.5	82.2
Total assets	$ 640.5	$ 640.8

Liabilities and shareholders' deficit
Short-term borrowings and long-term debt due within one year	$ 30.6	$ 32.1
Trade accounts payable and advance billings and deposits	121.5	94.4
Accrued and other current liabilities	87.8	82.0
Total current liabilities	239.9	208.5
Long-term accrued liabilities	196.6	228.5
Long-term debt	246.8	232.6
Shareholders' deficit	(42.8)	(28.8)
Total liabilities and shareholders' deficit	$ 640.5	$ 640.8

Note: These statements are unaudited and subject to year-end adjustments.

Consolidated Cash Flows
Milacron Inc. and Subsidiaries
	First Quarter 2008

(In millions)	Three Months Ended
	March 31,
	2008	2007

Increase (decrease) in cash and cash equivalents
Operating activities cash flows
Net loss	$ (6.9)	$ (10.8)
Discontinued operations - net of income taxes	-	0.1
Depreciation and amortization	3.6	4.0
Restructuring costs	0.2	0.3
Working capital changes
Notes and accounts receivable	(14.4)	4.9
Inventories	(7.0)	(0.3)
Other current assets	2.7	(0.7)
Trade accounts payable	(4.9)	(8.1)
Other current liabilities	6.7	(1.1)
Deferred income taxes and other - net	0.9	5.0
Net cash used by operating activities	(19.1)	(6.7)

Investing activities cash flows
Capital expenditures	(2.6)	(1.6)
Net disposals of property, plant and equipment	-	0.1
Net cash used by investing activities	(2.6)	(1.5)

Financing activities cash flows
Issuance (repayments) of long-term debt	14.5	(0.2)
Increase in short-term borrowings	1.2	4.3
Dividends paid	(0.1)	(0.1)
Net cash provided by financing activities	15.6	4.0

Effect of exchange rate fluctuations on cash and cash equivalents
	2.1	0.2
Decrease in cash and cash equivalents	(4.0)	(4.0)

Cash and cash equivalents at beginning of period	40.8	38.5

Cash and cash equivalents at end of period	$ 36.8	$ 34.5

Note: These statements are unaudited and subject to year-end adjustments.

Segment and Supplemental Information
Milacron Inc. and Subsidiaries

	First Quarter 2008

(In millions)	Three Months Ended
	March 31,
	2008	2007

Machinery technologies North America
Sales	$ 92.4	$ 91.1
Operating cash flow (a)	4.1	3.4
Segment earnings	2.8	1.8
Percent of sales	3.0%	2.0%
New orders	93.9	97.9

Machinery technologies Europe
Sales	$ 44.0	$ 34.4
Operating cash flow (a)	0.5	(0.2)
Segment loss	(0.4)	(1.2)
Percent of sales	-0.9%	-3.5%
New orders	42.6	46.6

Mold technologies
Sales	$ 38.0	$ 37.9
Operating cash flow (a)	1.3	1.4
Segment earnings	0.5	0.3
Percent of sales	1.3%	0.8%
New orders	37.8	36.7

Eliminations
Sales	$ (3.1)	$ (2.8)
New orders	(2.9)	(2.8)

Total plastics technologies
Sales	$ 171.3	$ 160.6
Operating cash flow (a)	5.9	4.6
Segment earnings	2.9	0.9
Percent of sales	1.7%	0.6%
New orders	171.4	178.4

Industrial fluids
Sales	$ 31.5	$ 29.7
Operating cash flow (a)	3.3	3.6
Segment earnings	2.9	3.3
Percent of sales	9.2%	11.1%
New orders	31.4	29.7

Total continuing operations
Sales	$ 202.8	$ 190.3
Operating cash flow (a)	5.7	4.4
Segment earnings	5.8	4.2
Restructuring costs	(0.6)	(2.4)
Corporate expenses	(3.5)	(3.7)
Other unallocated expenses	(0.2)	(0.1)
Operating earnings (loss)	1.5	(2.0)
Percent of sales	0.7%	-1.1%
New orders	202.8	208.1
Ending backlog	134.1	126.6

(a) Represents EBITDA (earnings before interest, income taxes, depreciation and amortization) before restructuring costs.

Note: These statements are unaudited and subject to year-end adjustments.

Reconciliation of Earnings to Operating Cash Flows
Milacron Inc. and Subsidiaries

	First Quarter 2008

(In millions)	Three Months Ended
	March 31,
	2008	2007

Machinery technologies North America
Segment earnings	$ 2.8	$ 1.8
Depreciation and amortization	1.3	1.6
Operating cash flow	4.1	3.4

Machinery technologies Europe
Segment loss	$ (0.4)	$ (1.2)
Depreciation and amortization	0.9	1.0
Operating cash flow	0.5	(0.2)

Mold technologies
Segment earnings	$ 0.5	$ 0.3
Depreciation and amortization	0.8	1.1
Operating cash flow	1.3	1.4

Total plastics technologies
Segment earnings	$ 2.9	$ 0.9
Depreciation and amortization	3.0	3.7
Operating cash flow	5.9	4.6

Industrial fluids
Segment earnings	$ 2.9	$ 3.3
Depreciation and amortization	0.4	0.3
Operating cash flow	3.3	3.6

Total continuing operations
Net loss	$ (6.9)	$ (10.8)
Discontinued operations - net of income taxes (a)	-	0.1
Provision for income taxes	0.4	1.0
Interest expense - net	8.0	7.7
Restructuring costs	0.6	2.4
Depreciation and amortization	3.6	4.0
Operating cash flow	$ 5.7	$ 4.4

(a) In 2007, represents adjustments of reserves related to prior divestitures.

Note: These statements are unaudited and subject to year-end adjustments.

Historical Information

(In millions, except per-share data)
	2007					2008
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year	Qtr 1

Sales	$ 190.3	$ 197.3	$ 203.7	$ 216.6	$ 807.9	$ 202.8
Cost of products sold	154.8	158.6	163.5	168.0	644.9	164.2
Cost of products sold related to restructuring	-	-	-	0.2	0.2	-
Total cost of products sold	154.8	158.6	163.5	168.2	645.1	164.2

Manufacturing margins	35.5	38.7	40.2	48.4	162.8	38.6

Other costs and expenses
Selling and administrative	35.3	34.9	35.1	39.3	144.6	36.0
Restructuring costs (a)	2.4	1.5	1.2	7.2	12.3	0.6
Change in preferred stock ownership costs	-	-	0.5	1.4	1.9	-
Pension plan curtailment cost	-	-	-	1.9	1.9	-
Other - net	(0.2)	(0.3)	0.4	(2.6)	(2.7)	0.5
Total other costs and expenses	37.5	36.1	37.2	47.2	158.0	37.1

Operating earnings (loss)	(2.0)	2.6	3.0	1.2	4.8	1.5

Interest expense - net	(7.7)	(7.9)	(8.0)	(7.8)	(31.4)	(8.0)

Loss from continuing operations before income taxes
	(9.7)	(5.3)	(5.0)	(6.6)	(26.6)	(6.5)

Provision (benefit) from income taxes (b)	1.0	(4.9)	(0.5)	66.1	61.7	0.4

Loss from continuing operations	(10.7)	(0.4)	(4.5)	(72.7)	(88.3)	(6.9)

Discontinued operations - net of income taxes (c)
Net gain on divestitures	(0.1)	0.3	-	1.0	1.2	-
Total discontinued operations	(0.1)	0.3	-	1.0	1.2	-

Net loss	$ (10.8)	$ (0.1)	$ (4.5)	$ (71.7)	$ (87.1)	$ (6.9)

Earnings (loss) per common share
Basic
Continuing operations	$ (2.66)	$ (0.55)	$ (1.36)	$ (14.52)	$ (19.48)	$ (1.76)
Discontinued operations	(0.02)	0.05	-	0.20	0.23	-
Net loss	$ (2.68)	$ (0.50)	$ (1.36)	$ (14.32)	$ (19.25)	$ (1.76)
Diluted
Continuing operations	$ (2.66)	$ (0.55)	$ (1.36)	$ (14.52)	$ (19.48)	$ (1.76)
Discontinued operations	(0.02)	0.05	-	0.20	0.23	-
Net loss	$ (2.68)	$ (0.50)	$ (1.36)	$ (14.32)	$ (19.25)	$ (1.76)

(a) In 2007 and 2008, represents costs related to the consolidation of the global mold technologies and plastics machinery businesses to reduce their cost structures and improve customer service.

(b) In 2007, includes a $63 million non-cash charge associated with the change in ownership of a majority of the company's Series B Preferred Stock, as announced in October, 2007

(c) All years, represents adjustments of reserves related to prior divestitures.

Notes:
These statements are unaudited and subject to year-end adjustments.
The weighted average outstanding shares upon which per-share amounts are based include the effect for the one-for-ten reverse stock split that became effective on May 16, 2007.
Per-share amounts include accruals for preferred dividends and effect of beneficial conversion feature.

Historical Segment and Supplemental Information

(In Millions)
	2007					2008
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year	Qtr 1

Machinery technologies North America
Sales	$ 91.1	$ 91.5	$ 92.9	$ 91.5	$ 367.0	$ 92.4
Operating cash flow (a)	3.4	6.5	5.1	1.6	16.6	4.1
Segment earnings	1.8	4.9	3.8	0.3	10.8	2.8
New orders	97.9	90.1	91.4	98.8	378.2	93.9

Machinery technologies Europe
Sales	$ 34.4	$ 40.2	$ 45.5	$ 60.4	$ 180.5	$ 44.0
Operating cash flow (a)	(0.2)	1.2	1.8	4.5	7.3	0.5
Segment earnings (loss)	(1.2)	0.3	0.9	3.3	3.3	(0.4)
New orders	46.6	45.1	46.3	50.5	188.5	42.6

Mold technologies
Sales	$ 37.9	$ 35.8	$ 36.9	$ 37.6	$ 148.2	$ 38.0
Operating cash flow (a)	1.4	0.3	0.8	3.9	6.4	1.3
Segment earnings (loss)	0.3	(0.8)	(0.4)	2.8	1.9	0.5
New orders	36.7	36.5	37.4	37.2	147.8	37.8

Eliminations
Sales	$ (2.8)	$ (2.4)	$ (2.4)	$ (4.2)	$ (11.8)	$ (3.1)
New orders	(2.8)	(2.1)	(3.4)	(4.6)	(12.9)	(2.9)

Total plastics technologies
Sales	$ 160.6	$ 165.1	$ 172.9	$ 185.3	$ 683.9	$ 171.3
Operating cash flow (a)	4.6	8.0	7.7	10.0	30.3	5.9
Segment earnings	0.9	4.4	4.3	6.4	16.0	2.9
New orders	178.4	169.6	171.7	181.9	701.6	171.4

Industrial fluids
Sales	$ 29.7	$ 32.2	$ 30.8	$ 31.3	$ 124.0	$ 31.5
Operating cash flow (a)	3.6	3.6	4.0	7.0	18.2	3.3
Segment earnings	3.3	3.2	3.5	6.6	16.6	2.9
New orders	29.7	32.2	30.8	31.3	124.0	31.4

Total continuing operations
Sales	$ 190.3	$ 197.3	$ 203.7	$ 216.6	$ 807.9	$ 202.8
Operating cash flow (a)	4.4	8.2	8.6	16.0	37.2	5.7
Segment earnings	4.2	7.6	7.8	13.0	32.6	5.8
Restructuring costs (b)	(2.4)	(1.5)	(1.2)	(7.4)	(12.5)	(0.6)
Change in preferred stock ownership costs
	-	-	(0.5)	(1.4)	(1.9)	-
Pension plan curtailment cost	-	-	-	(1.9)	(1.9)	-
Corporate expenses	(3.7)	(3.4)	(3.0)	(1.0)	(11.1)	(3.5)
Other unallocated expenses	(0.1)	(0.1)	(0.1)	(0.1)	(0.4)	(0.2)
Operating earnings (loss)	(2.0)	2.6	3.0	1.2	4.8	1.5
Percent of sales	-1.1%	1.3%	1.5%	0.6%	0.6%	0.7%
New orders	208.1	201.8	202.5	213.2	825.6	202.8
Ending backlog	126.6	132.1	131.2	129.1	129.1	134.1

(a) Represents EBITDA (earnings before interest, income taxes, depreciation and amortization) before restructuring costs.

(b) In 2007 and 2008, represents costs related to the consolidation of the global mold technologies and plastics machinery businesses to reduce their cost structures and improve customer service.

Note: These statements are unaudited and subject to year-end adjustments.

Updated: May 6, 2008

Note: The amounts below are approximate working estimates, around which an even wider range of numbers could be used for financial modeling purposes. These estimates, by their nature, involve a great number of risks and uncertainties. Actual results may differ as these risks and uncertainties could significantly impact the company's markets, products, and operations. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-K on file with the Securities and Exchange Commission.

Quarter Ended
(In millions)		June 30, 2008

Projected profit & loss items
	Sales (1)	$202 - 216
	Total plastics technologies	170 - 181
	Industrial fluids	32 - 35
Segment earnings
	Total plastics technologies	5 - 8
	Industrial fluids	3.5 - 4.5
	Corporate expenses	3 - 4
	Interest expense - net	8 - 9
	Provision for income taxes	0 - 1
	Restructuring costs	1 - 2
	Officer retirement	2
	Net earnings (loss) after tax (2)	(9.5) - (1.5)
	Average shares outstanding - basic	5
	Average shares outstanding - diluted	11

	Earnings per share (3)	($2.25) - ($0.75)

Projected cash flow & balance sheet items
	Depreciation and amortization	3 - 4
	Primary working capital - decrease (4)	12 - 16
	Cash pension contribution	4 - 5
	Capital expenditures, net	3 - 4
	Cash interest	13 - 14
	Cash dividends	less than 1
	Cash tax	less than 1
	Cash refinancing fees	2 - 3
	Cash restructuring	1 - 2

1	Quarter ended June 30, 2008 increased approximately $13 million over the same period a year ago due to the strengthening of the Euro.

2	Includes $0.6 million of non-cash expense related to the U.S. defined benefit plan in quarter ended June 30, 2008.

3	Per share amounts include accruals for preferred dividends and effect of beneficial conversion feature.

4	Inventory + receivables - trade payables - advance billings

Comments & explanations

Assumes quarter ended March 31, 2008 foreign exchange rates (e.g., USD/EUR = 1.58480), and no further acquisitions or divestitures.

CONTACT:
Milacron Inc.
Al Beaupré, 513-487-5918